                                                                    EXHIBIT 99.1

[VIEWCAST.COM LOGO]                                                 NEWS RELEASE



FOR IMMEDIATE RELEASE     ViewCast.com Contact:     Investor Contact:
                          Laurie Latham             Cathy Grittner
                          Chief Financial Officer   Katherine Stubblefield
                          972-488-7200              Shelton Communications Group
                                                    Tel: 972-239-5119
                                                    Fax: 972-239-2292


        VIEWCAST.COM ANNOUNCES CONVERSION OF DEBENTURES TO COMMON SHARES


DALLAS (Sept. 26, 2000) - ViewCast.com, Inc. (Nasdaq: VCST), a leading provider of networked video solutions, today announced the conversion of $3,000,000 of their 7% senior convertible debentures due 2004. The convertible debentures were issued in April 2000 and raised gross proceeds of $4.45 million for ViewCast.com. The debentures were converted at an early conversion price of $4.50 per share and resulted in the issuance of 666,666 common shares.

"We are very encouraged by this transaction," said Laurie Latham, ViewCast.com's chief financial officer. "We believe it materially strengthens the company's balance sheet by reducing our long term debt."

ABOUT VIEWCAST.COM

ViewCast.com enables video communication over the Internet and corporate networks through its components, systems, and turnkey solution products. The company is known as a leading global provider of enterprise-wide, digital video communications solutions for both real-time and on-demand applications. Osprey(R) video capture cards and codecs, ViewCast(R) Streaming Video Solutions and Viewpoint VBX System(TM) products deliver a wide array of video solutions for both analog and digital video communication systems. ViewCast.com's "Your Video on the Web(TM)" was the first consumer product and hosting service to bring streaming media capabilities to home users and allow small businesses to easily add video to their web sites. ViewCast.com has the ability to deliver cutting-edge networked video solutions while delivering systems to transition legacy video communication equipment. ViewCast.com products are available either directly from the company, or from leading OEMs, system integrators, leading resellers and application developers worldwide.

Visit the ViewCast.com Web site (http://www.viewcast.com), or you can visit our new Osprey Video Web site (http://www.ospreyvideo.com) for more information.

VIEWCAST.COM, INC. CONVERSION OF DEBENTURES

This press release may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors which could cause actual results to differ materially are described in the Company's reports on Form 10-KSB and 10-QSB on file with the Securities and Exchange Commission.

All trademarks are property of their respective holders.


                                     Page 2